Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 12275 El Camino Real, Suite 100 San Diego, CA 92130 www.sheppardmullin.com

March 29, 2024

VIA ELECTRONIC MAIL

Daré Bioscience, Inc.

Attn: Board of Directors

3655 Nobel Drive, Suite 260

San Diego, California 92122

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Daré Bioscience, Inc., a Delaware corporation (the “Company”), in connection with the issuance of this opinion which relates to a registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the possible offer and resale of up to 15,000,000 shares (the “Warrant Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), consisting of up to (i) 5,000,000 Warrant Shares issuable upon the exercise of an outstanding warrant to purchase shares of Common Stock (such warrant, the “Royalty Warrant”), and (ii) 10,000,000 Warrant Shares issuable upon the exercise of outstanding warrants to purchase shares of Common Stock (such warrants, the “September 2023 Warrants,” and together with the Royalty Warrant, the “Warrants”). The Company issued (a) the Royalty Warrant pursuant to that certain Royalty Investment Financing Agreement dated as of December 2023, and (b) the September 2023 Warrants pursuant to that certain Securities Purchase Agreement, dated as of August 29, 2023.

This letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and relied upon: the Registration Statement, including the prospectus contained therein and all exhibits thereto; a specimen certificate representing the shares of Common Stock; the Warrants; the Restated Certificate of Incorporation of the Company, as amended and presently in effect (the “Charter”); the Third Amended and Restated Bylaws of the Company, as amended and presently in effect (the “Bylaws”); certain resolutions adopted by the Board of Directors of the Company; and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies; the accuracy, completeness, and authenticity of certificates of public officials; and the due execution and delivery of all documents by all persons other than the Company where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

For the purposes of the opinion expressed below, we have assumed that at the time of issuance of the Warrant Shares, neither the Charter nor the Bylaws will have been modified or amended and will be in full force and effect.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state antifraud law, rule or regulation relating to securities or to the sale or issuance thereof.

We express no opinion to the extent that future issuances of securities of the Company, adjustments to outstanding securities of the Company or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company. Further, we have assumed that the exercise price of the Warrants will not be adjusted to an amount below the par value per share of the Common Stock.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act.

Our opinion is rendered only as to law and facts in effect or existing as of the date hereof and we disclaim any obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur which may alter, affect, or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth in this letter, and we render no opinion, whether by implication or otherwise, beyond the matters expressly stated in this letter, including as to any other matters relating to the Company, the Warrant Shares or any other agreements or transactions that may be related thereto or contemplated thereby.

Regards,

/s/ Sheppard, Mullin, Richter & Hampton LLP
SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

-2-